Exhibit 2(b)

FIRST AMENDMENT TO
THE AGREEMENT AND PLAN OF MERGER
This First Amendment to the Agreement and Plan of Merger (this “Amendment”) is made and entered into as of December 9, 2020, by and among Kimball International, Inc., an Indiana corporation (“Parent”), Poppin, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, as the Stockholders’ Representative (the “Stockholders’ Representative” and, together with Parent and the Company, the “Parties”). Capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Merger Agreement (as defined below).
RECITALS
WHEREAS, the Company, Parent, the Stockholders’ Representative, and Project Fifth Gear Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), are parties to that certain Agreement and Plan of Merger, dated as of November 4, 2020 (the “Merger Agreement”);
WHEREAS, pursuant to Section 9.1 of the Merger Agreement, the Merger Agreement may be amended, supplemented or changed by a written instrument signed by Parent, the Company and the Stockholders’ Representative prior to the Closing; and
WHEREAS, the Parties would like to make certain clarifications to effect the original intent of the Merger Agreement.
NOW, THEREFORE, in consideration of the foregoing promises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows, effective immediately upon the execution of this Amendment:
1.Amendment to Section 1.3(c)(ii). Section 1.3(c)(ii) is hereby amended and restated in its entirety to read as follows:
“pay to or deposit with the Company or Surviving Company, the Closing Option and Warrant Consideration, for further payment to the former holders of Options or Warrants (1) through the Company’s or the Surviving Company’s payroll (and net of applicable withholding) no later than thirty (30) days following the Closing Date, with respect to any Options or Warrants granted to the holder in the holder’s capacity as, or had vesting tied to the holder’s performance of services as, an employee of the Company for applicable employment Tax purposes or (2) through the Company’s or the Surviving Company’s accounts payable with respect to all other former holders of Options or Warrants”
2.Amendment to Section 1.4(f)(iii). Section 1.4(f)(iii) is hereby amended and restated in its entirety to read as follows:
“Any portion of the Escrow Fund payable with respect to former holders of Options or Warrants shall be paid to the Company or the Surviving Company for further payment to such former holders (1) through the Company’s or the Surviving Company’s payroll (and net of applicable withholding) no later than thirty (30) days following such release from the Escrow Fund in accordance with the terms hereof, with respect to any Options or Warrants granted to the holder in the holder’s capacity as, or had vesting tied to the holder’s performance of services as, an employee of the Company for applicable employment Tax purposes or (2) through the Company’s or the Surviving Company’s accounts payable with respect to all other former holders of Options or Warrants ”
3.Amendment to Section 1.5(o). Section 1.5(o) is hereby amended and restated in its entirety to read as follows:
“Any portion of any Earnout Amount payable with respect to former holders of Options or Warrants shall be paid to the Company or the Surviving Company for further payment to such former holders (1) through the Company’s or the Surviving Company’s payroll (and net of applicable withholding) no later than thirty (30) days following the applicable payment date for such portion of the Earnout Amount, with respect to any Options or Warrants granted to the holder in the holder’s capacity as, or had vesting tied to the holder’s performance of services as, an employee of the Company for applicable employment Tax purposes or (2) through the Company’s or the Surviving Company’s accounts payable with respect to all other former holders of Options and Warrants.”
4.Amendment to Section 4.19(b). Section 4.19(b) is hereby amended and restated in its entirety to read as follows:
(i)“In the event of a final determination that the PPP Loan will be forgiven in whole pursuant to Section 1106 of the CARES Act, then Company, within five (5) Business Days after notification of such determination from PPP Lender shall instruct PPP Lender as escrow agent to release the PPP Escrow Fund to the Company, and upon release of the PPP Escrow Fund to the Company, the Company is obligated to promptly disburse such funds to the Paying Agent for further payment to the Company Equityholders pursuant to the terms of the Paying Agent Agreement; or
(ii)In the event that a final determination is made that the PPP Loan either will be forgiven in part or will not be forgiven pursuant to Section 1106 of the CARES Act, then Company shall instruct PPP Lender as escrow agent to release any amounts remaining in the PPP Escrow Fund to the Company after PPP Lender has first used the PPP Escrow Fund to repay the PPP Loan in full, and upon release to the Company of any such remaining funds, the Company is obligated to promptly disburse such funds to the Paying Agent for further payment to the Company Equityholders pursuant to the terms of the Paying Agent Agreement.
(iii) Any portion of the PPP Escrow Fund payable with respect to former holders of Options or Warrants shall be paid to the Company or the Surviving Company for further payment to such former holders (1) through the Company’s or the Surviving Company’s payroll (and net of applicable withholding) no later than thirty (30) days following any such release from the PPP Escrow Fund in accordance with the terms hereof, with respect to any Options or Warrants granted to the holder in the holder’s capacity as, or had vesting tied to the holder’s performance of services as, an employee of the Company for applicable employment Tax purposes or (2) through the Company’s or the Surviving Company’s accounts payable with respect to all other former holders of Options and Warrants.”
5.Miscellaneous.
(a)Except as herein expressly amended, the Merger Agreement is ratified and confirmed in all respects by each of the parties hereto and shall remain in full force and effect and enforceable against them in accordance with its terms.
(b)Unless the context otherwise requires, references to this Amendment need not be made in the Merger Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Merger Agreement, with any reference in any of such items to the Merger Agreement being sufficient to refer to the Merger Agreement as amended hereby.
(c)Unless the context otherwise requires: (i) references to Sections mean reference to Sections of the Merger Agreement, unless stated otherwise; and (ii) rules of construction applicable pursuant to the Merger Agreement are also applicable herein.
(d)This Amendment may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
(e)This Amendment shall be binding on the successors and permitted assigns of the Parties and Merger Sub.
(f)This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

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IN WITNESS WHEREOF, the parties have executed and delivered this First Amendment to the Agreement and Plan of Merger as of the date first written above.

POPPIN, INC.

By:	/s/ Randy Nicolau
Name: Randy Nicolau
Title: Chief Executive Officer

FORTIS ADVISORS LLC:

By:	/s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

KIMBALL INTERNATIONAL, INC.

By:	/s/ Kristine L. Juster
Name: Kristine L. Juster
Title: Chief Executive Officer

[Signature Page to Amendment to Merger Agreement]